Exhibit 107
Calculation of Filing Fee Table
Form S-8
(Form Type)

Adecoagro S.A.
(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(2)
Equity	Common Shares, par value $1.50 per share	Rule 457(c) and Rule 457(h)	569,500	$11.38	$6,480,910	0.00014760	$956.58
Total Offering Amounts					$6,480,910		$956.58
Total Fee Offsets (3)							-
Net Fee Due							$956.58
(1)This Registration Statement on Form S-8 (this “Registration Statement”) covers 569,500 common shares, par value, $1.50 per share (“Common Shares”) of Adecoagro S.A. (the “Company” or the “Registrant”) authorized under the Registrant’s Ninth Amended Restricted Share and Unit Plan (as amended from time to time, the “Plan”). In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement covers any additional Common Shares that may become issuable under the Plan by reason of any share dividend, share split or other similar transaction.
(2)Estimated pursuant to Rule 457(h) and Rule 457(c) under the Securities Act, solely for the purpose of computing the registration fee, based upon the average of the high and low sale prices for the Common Shares as quoted on the New York Stock Exchange on April 12, 2024.
(3)There are no fee offsets.